Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	John D. Florian	Robert Maffei
	Chief Financial Officer — North America	Investor Relations Manager
	(973) 428-2044	(973) 428-2098

Brainerd Communicators
Brad Edwards or
Jonathan Schaffer
(212) 986-6667
Wednesday, February 21, 2007
EMERSON RADIO ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS BUT WILL NOT TIMELY
FILE QUARTERLY REPORT ON FORM 10-Q
~ Board Member Greenfield Pitts Appointed as Chief Financial Officer
Discussions Continuing with Lead Bank Concerning Waiver of Covenant Violations by Company~
PARSIPPANY, N.J. — February 21, 2007 — Emerson Radio Corp. (AMEX:MSN) today reported preliminary financial results for its third fiscal quarter and nine months ended December 31, 2006. The Company also announced today that it has delayed the filing of its 10-Q with the Securities and Exchange Commission for the reasons set forth below.
Net revenues for the third quarter of fiscal 2007 increased $12.8 million, or 16.7%, to $89.3 million compared to $76.5 million during the same period last year. Revenue growth in the third quarter was driven primarily by holiday promotional item sales and increased sales of Emerson® branded products including the Company’s new iPod accessories line. Net income increased to $3.7 million, or $0.14 per diluted share, for the third quarter of fiscal 2007, compared to net income of $1.4 million, or $0.05 per diluted share, in last year’s third quarter.

Net revenues for the nine months ended December 31, 2006, increased 26.7% to $244.2 million compared to $192.7 million during the same period last year. Income from continuing operations increased to $8.1 million, or $0.30 per diluted share, for the first nine months of fiscal 2007, compared to $2.8 million, or $0.10 per diluted share, last year.
Mr. Eduard Will, Emerson Radio Corp. President — North American Operations, commented, “Emerson’s improving financial results are being driven by key existing performers like our iPod® accessories and home appliance lines, particularly microwaves, as well as entry into new appliance categories. In addition to the benefits of our growing revenue base, profitability gains reflect our success in increasing efficiencies and streamlining operations wherever possible. Year to date, our revenues grew nearly 26.7% over the prior year nine-month period, and our pre-tax income reached $11.9 million during such period versus $3.7 million for the entire 2006 fiscal year.
“Emerson Radio will pursue multiple avenues for continuing this performance growth, including new product lines in home appliances and high-potential digital consumer electronics, as well as an expansion of its brand portfolio,” added Mr. Will. “In new product categories, the Company is seeking to leverage its strong distribution within major mass merchandising channels and its reputation for quality and affordability. A key strategic opportunity for us is flat panel televisions, and our promotional sales this past holiday season represent our initial foray into this market. In January, we continued the momentum with promotional sales geared towards Super Bowl customers under our revitalized H.H. Scott brand name. Also, in January, we announced our entry into the emerging HD radio segment with the grant of a non-exclusive technology license from iBiquity Digital Corporation to produce and sell HD Radio digital audio receivers for the North American consumer electronics market. We expect to bring our first HD Radio receivers to market this year.”
Emerson noted that it is expanding its home appliances line and will unveil new offerings at the International Home & Housewares Show in March. In the third quarter, the Company also strengthened its themed product category with the addition of the Barbie licensing agreement with Mattel, which was announced at the New York Toy Fair last week. Barbie products under the new agreement will be in stores nationally in April 2007. The Company’s license agreement for the Nickelodeon name, trademark and logo will expire on March 31, 2007 and the Company will have the right to sell off product using the Nickelodeon name, trademark and logo for an additional 90 days following such termination.
“As for our brand portfolio, we are also excited to be gaining access to the valuable Akai, Sansui and Nakamichi brands of our controlling shareholder, Grande Group,” added Mr. Will. “Emerson expects to assume responsibility for marketing products for these brands in the North American market. These brands are individually well regarded in key Asian and European markets and have past successful track records in the U.S. With our design, procurement, distribution and marketing capabilities, they could emerge as an attractive, incremental driver of future growth.”
Greenfield Pitts Appointed CFO
Separately, the Company announced today the appointment of Greenfield Pitts to the position of Chief Financial Officer of Emerson Radio Corp. Mr. Pitts, 56, has served as a director of the Company since March 2006 and will retain his board seat. From 2001-2006, Mr. Pitts served as a Director, Asian Corporate Finance, for Wachovia Securities in Hong Kong and from 1997-2001, Mr. Pitts served as the Head of a Strategic Alliance with HSBC Holdings PLC and Wachovia Bank. Mr. Pitts has a 33-year background in international banking and was associated with Wachovia Bank, the Company’s present lender, for more than 25 years, with assignments in London, Atlanta and Hong Kong. As a result of the appointment of Mr. Pitts, the Company named (i) Michael A.B. Binney, the Company’s President — International Operations, as the Company’s acting Controller while it conducts a search for a Controller, (ii) John D. Florian, the Company’s former Deputy Chief Financial Officer and Controller (principal financial and accounting officer), as Chief Financial Officer, Emerson North American Operations, and (iii) Ivan Lau, as Chief Financial Officer, Emerson Asian Operations, formerly the Company’s Controller in Asia, a role he has served in since February 2006.
Christopher Ho, Chairman of Emerson Radio Corp., commented, “We are delighted that Greenfield has agreed to accept this additional responsibility in support of the Company’s growth. Greenfield’s comprehensive understanding of Emerson and of management’s objectives, along with his extensive experience as a banker in Asia, should enable him to excel in his role as CFO of Emerson Radio.”

Failure to timely file Quarterly Report on Form 10-Q with Securities and Exchange Commission
The Company also announced today that, although it has issued a press release setting forth statement of operations for the nine months ended December 31, 2006, it was unable, for the reasons set forth in the following paragraph, to file its full Form 10-Q for December 31, 2006 (the “Form 10-Q”) with the Securities and Exchange Commission by the required deadline. The Form 10-Q will contain more detailed information about the Company’s operating results for the quarter, such as footnotes to the Company’s financial statements, including a discussion of certain related party transactions, and management’s discussion and analysis of the Company’s operating results for the period.
During the quarter ended December 31, 2006, the Company and affiliates of Grande Holdings Limited, the beneficial owner of approximately 50.8% of the Company’s outstanding common stock (Grande) entered into a number of related party transactions that resulted in loans and letters of credit under the Company’s credit facility being issued for the benefit of affiliates of Grande. These loans are (i) subject to a repayment schedule that commences on April 1, 2007 and ends on June 3, 2007 as set forth in a promissory note dated February 21, 2007, in the principal amount of $23.5 million executed by four affiliates of Grande and (ii) guaranteed by Grande. The Company’s Audit Committee recently conducted an initial review of these transactions and concluded that these financing transactions (i) were not made on substantially the same terms, including interest rates and collateral, and return on investment, as those prevailing at the time for comparable transactions with unrelated persons, and (ii) involved more than the normal risk of collectibility. In addition, the review of the transactions revealed material weaknesses in the Company’s internal controls. The deficiencies that were uncovered related to (i) one or more senior managers failing to follow the Company’s existing internal controls over purchases and sales of inventory and utilization of the Company’s credit facilities and (ii) the lack of documentation related to such related party transactions. These events have also raised concerns about the Company’s overall control environment. Although such events may not result in any adjustment to the Company’s financial statements, such events reflect material weaknesses with respect to the Company internal controls.
The Company’s Audit Committee is continuing its independent review into certain related party transactions entered into by the Company, including its subsidiaries, with affiliates of Grande from December 2005 to the present, and internal controls related to such transactions.

As part of the Company’s remedial actions, on February 20, 2007, the Board of Directors appointed a committee of the Board of Directors comprised of Adrian Ma, the Company’s Chief Executive Officer, Greenfield Pitts, the Company’s Chief Financial Officer, Michael A.B. Binney, the Company’s President — International Operations, and Eduard Will, the Company’s President — North American Operations, to internally review and approve all related party transactions in an amount in excess of $500,000. Following review and approval by this newly formed committee, all such related party transactions will be reviewed and approved by the Company’s Audit Committee.
Discussions with Lead Bank Concerning Waivers of Covenant Violations
As a result of the related party transactions described above between the Company and affiliates of Grande, the Company may be deemed to be in breach of certain covenants contained in the Company’s credit facility, including a covenant restricting the Company from lending money and from entering into related party transactions without the consent of its lender. Although the Company has discussed such events and transactions with its lender, the lender has not provided the Company with a written waiver of such potential events of default and has reserved all rights and remedies available to it under the credit facility. The Company intends to meet with representatives of its lender over the next few days, but there is no assurance that the lender will agree to provide a waiver. The Company presently has approximately $7.8 million of letters of credit outstanding under its $45 million credit facility. In the event the lender elected to declare such events an event of default, the lender could accelerate repayment of all outstanding amounts due under the facility. In addition, the Company would be required to write-off deferred financing costs in the amount of $330,000. While the Company does not anticipate any difficulty in repaying such amounts, it is likely that, that in the absence of future credit commitments from its current or a future lender, it would be difficult for the Company to operate its business as it has done in the past.
American Stock Exchange
Because the Company did not timely file its Form 10-Q, it is not in compliance with Section 1101 of the American Stock Exchange (“AMEX”) Company Guide (the “Company Guide”). Although Emerson notified AMEX, it has not yet received a notice from AMEX with respect to such non-compliance. The Company intends to promptly take all necessary actions to regain compliance with the AMEX requirements by filing its Form 10-Q as soon as reasonably practicable, however, there can be no assurance that the Company will be able to regain compliance with AMEX requirements and maintain its AMEX listing.
Other Recent Events
In January, Emerson was advised by The Grande (nominees) LTD., a subsidiary of Grande that it has determined not to pursue at this time its proposal to sell to Emerson a 51% interest in Capetronic Group, Ltd., a consumer electronics manufacturer. The proposal, which was initially made to the Company on November 8, 2006, contemplated a closing of the proposed sale no later than December 31, 2006 and a purchase price of $108 million. The Grande subsidiary reserved its right to make a similar offer to the Company in the future. Grande beneficially owns approximately 50.8% of Emerson’s common shares outstanding.
8-K
The Company expects to file a current report on Form 8-K containing the information included in this press release later today.
About Emerson Radio Corporation
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to obtain a waiver from its lender and its ability to maintain its AMEX listing. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2006	2005	2006	2005
Net revenues	$89,339	$76,514	$244,168	$192,737
Costs and expenses:
Cost of sales	76,481	66,555	210,977	167,577
Cost of sales-related party	12	—	33	—
Other operating costs and expenses	1,330	1,823	4,355	4,663
Selling, general and administrative expenses (exclusive of non-cash compensation shown below)	5,402	5,588	16,208	14,810
Acquisition costs	—	—	21	—
Non-cash compensation	83	90	138	260

	83,307	74,056	231,732	187,310

Operating income	6,032	2,458	12,436	5,427

Interest expense, net	457	370	564	976

Income before income taxes and discontinued operations	5,575	2,088	11,872	4,451

Provision for income taxes	1,880	693	3,792	1,638

Income from continuing operations	3,695	1,395	8,080	2,813

Income from discontinued operations, net of tax	—	—	—	272
Gain on sale of Sport Supply Group, Inc., net of tax	—	—	—	12,646

Income from discontinued operations	—	—	—	12,918
Net income	$3,695	$1,395	$8,080	$15,731

Basic net income per share:
Continuing operations	$0.14	$0.05	$0.30	$0.10
Discontinued operations	—	—	—	0.48

	$0.14	$0.05	$0.30	$0.58

Diluted net income per share:
Continuing operations	$0.14	$0.05	$0.30	$0.10
Discontinued operations	—	—	—	0.48

	$0.14	$0.05	$0.30	$0.58

Weighted average shares outstanding:
Basic	27,097	27,048	27,080	27,089
Diluted	27,117	27,154	27,121	27,185